2006 Company Bonus Plan
For Eligible
Eclipsys Employees

Version 1.0

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This Company Bonus Plan is subject to change without notice.

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For period January 1, 2006
Through December 31, 2006
Approved by Compensation Committee July 12, 2006

Eclipsys Confidential

The bonus plan is one component of Eclipsys’s overall compensation structure.

THE PLAN OBJECTIVE:

This document outlines the 2006 Eclipsys Bonus Plan. This plan incorporates performance against an employee’s Most Important Tasks (MIT’s) and other goals and requirements, as well as performance against overall company objectives. The plan is designed to achieve the following objectives:

•	Attract and retain the top talent

•	Incorporate the Core Values into all business processes

•	Optimize the team’s capability

•	Compensate competitively within the industry

•	Link individual performance to Company objectives

•	Reward employees for their contributions to achieving Company objectives

•	Provide an attractive return to the shareholders

PLAN FUNDING AND ALLOCATION:

Bonuses are payable only from the bonus pool. Administration of the bonus plan involves two basic steps: funding of the bonus pool and allocation of the bonus pool.

Funding of the Bonus Pool

The target bonus pool consists of the total of all the target bonuses for all the participants in the bonus plan. For 2006, the target bonus pool is approximately $8 million, and may vary somewhat based upon any changes in the base of participants.

The bonus pool will be funded based upon actual performance against company objectives for bookings, revenue and earnings per share. For each of these company objectives, there is a minimum threshold, a target, a maximum threshold, and a weighting, as follows:

			Maximum
Company Objective	Minimum Threshold	Target	Threshold	Weighting
Bookings[1]	$485 million	$539 million	$619 million	25%

Revenue[2]	$418 million	$440 million	$473 million	25%

Earnings Per Share (EPS)[3]	$0.57	$0.63	$0.74	50%

1 Total expected revenue over contract term from new sales, and from renewals in excess of existing terms.
2 As reported pursuant to GAAP.
3 Before charges associated with board-approved 2006 restructuring activities and implementation of FASB 123®.

If actual performance does not meet the minimum threshold for each company objective, the bonus pool will not be funded and bonus payments, if any, will be at the discretion of the Board of Directors.

If actual performance is at or above the minimum threshold for each company objective, then, subject to the EPS requirement described below, funding of the bonus pool may be from a minimum of 50% of the target bonus pool, if actual performance against each company objective is at the minimum threshold for that objective, to a maximum of 130% of the target bonus pool, if actual performance against each company objective is at or above the maximum threshold for that objective.

The actual bonus pool funding will be the sum of the bonus pool contribution for each company objective, but subject to the EPS requirement described below. The bonus pool contribution for each company objective will be calculated as follows:

Target bonus pool X company objective weighting X company objective performance factor.

The performance factor for each company objective will be determined as follows:

Actual Results
Between Minimum
	Threshold and	Between Target and
Company Objective	Target	Maximum Threshold
Bookings	Performance factor is .50 plus .0009259 for each full $100,000 by which Bookings are greater than the Minimum Threshold, to a maximum factor of 1.0 for Bookings equal to Target	Performance factor is 1.0 plus .000375 for each full $100,000 by which Bookings are greater than the Target, to a maximum factor of 1.3 for Bookings equal to the Maximum Threshold

Revenue	Performance factor is .50 plus .0022727 for each full $100,000 by which Revenue is greater than the Minimum Threshold, to a maximum factor of 1.0 for Revenue equal to Target	Performance factor is 1.0 plus .000909 for each full $100,000 by which Revenue is greater than the Target, to a maximum factor of 1.3 for Revenue equal to Maximum Threshold

Earnings Per Share (EPS)	Performance factor is .50 plus .083333 for each full $0.01 by which EPS are greater than the Minimum Threshold, to a maximum factor of 1.0 for EPS equal to Target	Performance factor is 1.0 plus .0272727 for each full $0.01 by which EPS are greater than the Target, to a maximum factor of 1.3 for EPS equal to Maximum Threshold

The foregoing calculations are subject to the requirement that the EPS level used in calculating the bonus pool is net of accrual for that bonus pool, so that payment of bonuses does not reduce EPS below the level of EPS used in calculating the bonus pool. If a bonus pool as calculated above would not meet this requirement, then the bonus pool will be reduced to the maximum amount that meets this requirement.

Allocation of the Bonus Pool

For purposes of allocating the available bonus pool, participants are placed into one of three classifications: Executive Team, Second Level Management, and Other Participants. The Executive Team consists of the Company’s executive officers as designated by the board of directors. Second Level Management will be individually identified. Other Participants consists of all participants who are not part of the Executive Team or Second Level Management.

Company performance is a component of bonus for all participants. For Executive Team members, 100% of the payout will be based on achieving company objectives. For participants other than members of the Executive Team, individual objectives will also enter into the payout determination. These individual objectives will include MIT’s, as well as other performance objectives and criteria, as determined by management. Each participant is expected to make the Company’s objectives a top priority and to understand how to achieve them. Therefore, early in each year, key company and individual goals will be established and communicated to eligible employees. Additional individual goals may be formulated during the year. Performance against those goals then determines the amount that individual participants receive.

The details of bonus pool allocation are as follows:

Each of the three classifications of bonus plan participant will receive an allocation of a portion of the available total bonus pool equal to the product of the available total bonus pool and the allocation factor for that classification. The allocation factor for each classification is the quotient obtained by dividing the sum of the total target bonuses for all participants in that classification by the total target bonus pool.

The portion of the total bonus pool allocated to each classification will be divided among the participants in that classification as follows:

Executive Team: Each participant receives a portion of the Executive Team allocation equal to the quotient obtained by dividing that participant’s target bonus by the sum of the total target bonuses for all participants in that classification.

Second Level Management: 60% of portion of the total bonus pool allocated to Second Level Management will be divided among the participants on the same basis as allocations are made among members of the Executive Team. 40% of the portion of the total bonus pool allocated to Second Level Management will be divided among the participants on the same basis as allocations are made among Other Participants.

Other Participants: The portion of the total bonus pool allocated to the Other Participants will be divided among them based upon their individual performance against their MITs and other performance objectives and criteria, in the discretion of management.

If there are participants with guaranteed bonuses, the following rules apply in addition to the other elements of this plan. For each participant with a guaranteed bonus (a “Guaranteed Participant”), (i) the Guaranteed Participant’s guaranteed bonus is paid from the bonus pool before allocation of bonus amounts to any other participant; (ii) any amounts remaining in the bonus pool after payment of all guaranteed bonuses are allocated as described in this plan, excluding the Guaranteed Participant from the calculations and allocations, until the bonus pool is funded at a percentage of the target bonus pool equal to the percentage of the Guaranteed Participant’s target bonus that was guaranteed (the “Guaranteed Percentage”); and (iii) any additional available bonus pool amounts will then be further allocated as described in this plan, with the Guaranteed Participant and all other participants included in the calculations as though the percentage of their respective target bonuses in excess of the Guaranteed Percentage were their total target bonuses. Successive iterations of this allocation methodology will be performed if there are different Guaranteed Percentages for different Guaranteed Participants. Any funding for the bonus pool in excess of the total target bonus pool (including guaranteed bonuses) will be allocated as described in this plan, with all Guaranteed Participants and other participants included in the calculations and allocations based upon their actual total target bonuses.

PLAN YEAR:

The plan year will be the calendar year of 2006.

ELIGIBILITY CRITERIA:

For 2006, bonus plan participants will be selected and placed into the one of the participant classifications by the company’s senior management in consultation with the compensation committee of the board of directors.

New hires are eligible beginning the first day of the month following the month of their hire date, and their bonuses will be prorated accordingly.

Employees hired on or after October 1, 2006 will not be eligible for a 2006 bonus.

Eligible employees on a leave of absence during the plan year will receive a pro-rated bonus for the time they were on active status in the plan year.

Eligible employees must be actively employed and in good standing on the date of payment to be eligible for a bonus. Employees who voluntarily terminate employment, or give notice of their intent to terminate employment, before the date of payment are not eligible to receive a bonus. An employee whose employment is terminated with or without cause before the date of payment will not be entitled to a bonus.

Employees on a Performance Improvement Plan (PIP) on the day of the bonus payout will not be eligible for a bonus.

This plan supersedes all prior bonus plans for eligible employees but does not supersede separate written agreements. In general, participants in this bonus plan will not be entitled to participate in any other bonus or incentive compensation plan, e.g. the company’s sales incentive compensation plan is a different plan and employees may not participate in both. Exceptions are on a case-by-case basis and are documented in writing signed by an executive officer of the company.

TARGETS AND PAYMENTS:

Individual bonus targets depend on various factors including the position within Eclipsys. These targets are generally communicated at time of hire or eligibility to participate in this plan, and are subject to change periodically thereafter by written notice to the employee. No bonus payments are guaranteed regardless of target, and actual payments will depend on individual performance results against MIT’s, other personal objectives, and company performance, as described in this plan.

THE TIMING OF THE BONUS:

This is an annual plan. Payments under this plan are expected to be made no later than March 30, 2007. Interim payments, if any, are discretionary and will be deducted from final amounts otherwise payable.

INTREPRETATION OF THE PLAN

Eclipsys retains all rights and privileges to alter, amend, modify, interpret, and terminate the program or bonuses at any time, with, or without notice.